Exhibit 7.4
STANDSTILL AGREEMENT
     This Standstill Agreement (this “Agreement”) is made this 6th day of August 2007, by and among U-Store-It Trust, a Maryland real estate investment trust (“USI”), Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell (Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell may be referred to collectively as the “Amsdells”). For purposes of this Agreement, the term “USI” includes the direct and indirect subsidiaries of USI.
RECITALS
     WHEREAS, the Settlement Agreement and Mutual Release by and among USI, the Amsdells, U-Store-It, L.P., U-Store-It Mini Warehouse Co., YSI Management LLC, U-Store-It Development, LLC, Rising Tide Development, LLC, Amsdell and Amsdell, Kyle V. Amsdell, Dean Jernigan and Kathleen A. Weigand dated as of the date hereof requires the execution of this Agreement by and among USI and the Amsdells.
     NOW, THEREFORE, the parties, for and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:
ARTICLE 1 – STANDSTILL PROVISIONS
     1.1 The Standstill Obligation. Through June 30, 2008, unless approved in advance by the independent members of USI’s Board of Trustees after notice of the Amsdells’ intentions and opportunity to consider the effect of such intentions, neither Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell, nor any member of their family, nor any company or trust controlled by all or any one of them shall:
          (a) solicit proxies or consents or become a “participant” in a “solicitation,” as defined in Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”) or the rules or regulations thereunder, of proxies or consents with respect to USI securities (including, without limitation, any consent to call a special meeting of the shareholders of USI) or initiate any shareholder proposal with respect to USI;
          (b) take any action for the purpose of convening a USI shareholders meeting;
          (c) except as otherwise provided below, make any public or private proposal (including any letter to the Board of Trustees in the nature of a “bear hug” letter) or any public announcement relating to a tender or exchange offer for USI securities or a merger, business combination, sale of substantially all assets, liquidation, consolidation or other extraordinary corporate transaction relating to USI or take action which might require USI to make a public announcement regarding any of the foregoing;
          (d) form, join or in any way participate in a “group” within the meaning of Section 13 of the Exchange Act for the purpose of taking any action restricted or prohibited under clauses (a) through (c), or take any steps in connection therewith;
          (e) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing;
          (f) disclose any intention, plan or arrangements inconsistent with the foregoing;
          (g) advise, assist or encourage any other person in connection with any of the foregoing; or
          (h) direct, advise or cause any of their family trusts to take any action restricted or prohibited under clauses (a) through (g), or take any steps in connection therewith.
     1.2 Exceptions to the Standstill Obligation. It is expressly understood and agreed that (a) in the event that an unrelated third party, without consent of the Amsdells, initiates a tender offer, proxy contest, merger, consolidation, or other business combination with USI, whether or not this third-party action was initiated at the request or direction of USI management or the Board of Trustees, the Amsdells shall have the same rights as any other shareholder notwithstanding the provisions of Sections 1.1(a) through (g) including but not limited to the rights to vote or tender their shares and to provide USI with a competing offer; and (ii) nothing in the provisions of Sections 1.1 (a) through (g) shall prohibit or limit the Amsdells right to seek approval of the independent trustees regarding, and to engage in discussions with the independent trustees regarding such approval of, any matter that would otherwise be prohibited by the provisions of Sections 1.1(a) through (g).
ARTICLE II – MISCELLANEOUS
     2.1 Notices. All notices, waivers, demands, requests or other communications (each, a “Notice”) required or permitted hereunder shall, unless otherwise expressly provided, be in writing and be deemed to have been properly given, served and received (a) if delivered by messenger, when received, (b) if mailed, three business days after deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, (c) if telecopied/faxed, upon confirmed receipt of a telecopied/facsimile transmission or (d) if delivered by reputable overnight express courier, freight prepaid, the next business day after delivery to such courier; in every case addressed to the party to be notified as follows:

To USI:	U-Store-It Trust
50 Public Square, Suite 2800
Cleveland, Ohio 44130
Attention: Secretary
Telephone: 216-274-1340
Facsimile: 216-274-1360

With a copy to:	U-Store-It Trust
460 East Swedesford
Wayne, Pennsylvania 19087
Attention: CFO
Telephone: 610-293-5700
Facsimile: 610-293-5720

To Robert J. Amsdell:	Robert J. Amsdell
6755 Engle Road, Suite A
Middleburg Heights, Ohio 44130
Attention: Robert J. Amsdell
Telephone: 440-891-4100
Facsimile: 440-891-4200

To Barry L. Amsdell:	Barry L. Amsdell
6755 Engle Road, Suite A
Middleburg Heights, Ohio 44130
Attention: Barry L. Amsdell
Telephone: 440-891-4100
Facsimile: 440-891-4200
Any copy of any Notice delivered to any of Robert J. Amsdell or Barry L. Amsdell shall be delivered to:

Kohrman Jackson & Krantz, PLL
One Cleveland Center, 20th Floor
1375 East Ninth Street
Cleveland, Ohio 44114
Attention: Marc C. Krantz, Esq.
Telephone: 216-736-7204
Facsimile: 216-621-6536

To Todd C. Amsdell:	Todd C. Amsdell
6755 Engle Road, Suite A
Middleburg Heights, Ohio 44130
Attention: Todd C. Amsdell
Telephone: 440-891-4100
Facsimile: 440-891-4200

With a copy to:	Thomas H. Barnard
Ulmer Berne LLP
1660 West 2nd Street, Suite 1100
Cleveland, Ohio 44113
Telephone: 216-583-7200
Facsimile: 216-583-7201
     2.2 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
     2.3 Entire Agreement; Counterparts; Applicable Law. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, which may include a .pdf signature, each of which will be deemed an original but all of which, together, shall constitute one and the same instrument; provided that this Agreement shall not be effective until each party shall have delivered their counterpart to the other parties, and (c) shall be governed in all respects, including, without limitation, validity, interpretation and effect, by the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.
     2.4 Severability. If any provision of this Agreement is for any reason held to any extent to be invalid, void or unenforceable, the remaining provisions of this Agreement shall not be effected or impaired and such remaining provisions shall remain in full force and effect. In such event, the parties hereto shall use good faith efforts to agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and execute any amendment, consent or agreement agreed by the parties hereto to be necessary or desirable to effect such replacement.
     2.5 Article and Section Headings. Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained herein.
     2.6 Successors and Assigns. This Agreement shall be binding upon and shall be enforceable by and inure to the benefit of the parties hereto and their successors and permitted assigns. Neither of the parties may assign or otherwise transfer its interest in this Agreement or its duties and obligations under this Agreement to any person without the prior written consent of the other party, which consent may be conditioned, withheld or delayed in such other party’s sole and absolute discretion.
     2.7 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies upon any person, other than the parties hereto and their respective successors or assigns.
     2.8 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.
     2.9 Effective Date. This Agreement shall be effective (the “Effective Date”) concurrently with the closing contemplated by the Purchase and Sale Agreement by and between Rising Tide Development, LLC and U-Store-It, L.P. dated as of the date hereof (the “2007 Acquired Properties Purchase Agreement”). If the 2007 Acquired Properties Purchase Agreement is terminated by any party thereto without the closing as defined therein having occurred or for any other reason the closing under the 2007 Acquired Properties Purchase Agreement does not occur, this Agreement shall be of no force or effect.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first written above.

U-Store-It Trust

By:	/s/ Dean Jernigan
Its: President and Chief Executive Officer

/s/ Robert J. Amsdell Robert J. Amsdell, individually

/s/ Barry L. Amsdell Barry L. Amsdell, individually

/s/ Todd C. Amsdell Todd C. Amsdell, individually